SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Act of 1934

Date of Report
(Date of Earliest Event Reported):
July 29, 2009

UNITED MORTGAGE TRUST
(Exact Name of Registrant as Specified in its
Governing Instruments)
(a Maryland trust)

Commission File Number 000-32409

(IRS Employer Identification) Number 75-6496585)

1301 Municipal Way
Grapevine, Texas 76051
(address of principal executive offices)

Registrant's telephone number, including area code: (214) 237-9305

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 29, 2009, Cricket Griffin, submitted her resignation as President and a trustee of United Mortgage Trust, to be effective August 14, 2009.  The resignation was accepted by the Board of Trustees.

On July 29, 2009, pursuant to authority vested in the Board of Trustees by our Declaration of Trust, the Board of Trustees adopted resolutions to fill the vacancies created by virtue of Ms. Griffin’s resignation by Stuart Ducote, as President, and Leslie Wylie, as independent trustee.

The following is biographical information about Mr. Ducote and Ms. Wylie.

Stuart Ducote, 63.  Spanning a 30-year career, Mr. Ducote has served as the Chief Executive and Chief Financial Officer of numerous public and privately held companies.  From 2006 through 2008, he was the co-owner of Ultra Realty, a privately held company involved with the acquisition, rehabilitation and development of residential properties and residential / commercial brokerage.  From 2003 – 2006, he served as Chief Financial Officer for Humitech International Group, Inc., a rapidly growing international franchise operation, where he was responsible for systems implementation, franchisee contracts, all regulatory matters, debt financing to acquire mining operations and oversight of facilities operations.  From 2001 – 2003 he served as Chief Financial Officer of People Solutions, Inc, where he structured the company in preparation for a capital raise and merger activity.  From 1997 – 2000, he was the Chief Financial Officer of Jobs.Com, an Internet-based recruiting and on-line job marketing company, where he raised over $110 million in venture capital, built national brand recognition and positioned the company for an initial public offering.  From 1994 – 1997 he served as a Trustee, Chief Executive and Chief Financial Officer for a private family trust and related operating companies, where he had oversight responsibilities for operating companies in the oil and gas, manufacturing, real estate acquisition and development, and power generation industries.  From 1980 – 1994, he served as Chief Executive and Chief Financial Officer of Provident Bancorp of Texas, Inc, where he directed the formation, acquisition, and operation of numerous financial institutions, and successfully merged banks into a multi-bank holding company.  Prior to 1984, Mr. Ducote worked in public accounting for approximately twelve years.  He is a graduate of the University of Texas and is a Certified Public Accountant.

Leslie W. Wylie, 58.  Ms. Wylie brings extensive experience in general corporate business and contractual matters, the acquisition and divestiture of assets and complex transactions to the Company’s board.  Since 2006, she as served as Sr. Vice President and General Counsel for Trek Resources, Inc., a Dallas-based oil and gas producer, where she is responsible for all legal, land, and land administration functions.  From 2003 – 2006, she was Vice President – Legal and Regulatory for Crosstex Energy Services, LP, an oil and gas company, where she developed, managed, and staffed the land, land administration, legal and regulatory departments for the company.  During her tenure, she oversaw in excess of $575 million of acquisitions from a legal perspective.  From 2000 – 2003, she served as a consultant to various energy – related companies in the Houston, Texas area, providing counsel on merger and acquisition activities, land development transactions, drafting of various contacts and service agreements, prospect generation, and divestiture activities.  From 1999 – 2000, she served as Vice President – Land and Legal for Hilcorp Energy Company, an oil and gas company serving the South Texas, and Louisiana, and Gulf Coast regions.  She was responsible for all legal, land management and administration, and divestiture functions for the company, as well as managing all litigation and the review of all contracts and service agreements.  From 1974 - 1998, she served as General Counsel, Land Manager or similar capacities for other oil and gas related concerns, managing all aspects land acquisition and development, contract review, litigation, merger activities, and similar functions.  She is a graduate of Oklahoma State University and received her law degree from the University of Tulsa College of Law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED MORTGAGE TRUST

July 29, 2009                                                                                               /S/Christine “Cricket” Griffin
  President, Chief Executive Officer and Chief Financial Officer